Exhibit (a)(1)(vi)

OFFER TO PURCHASE FOR CASH

All Outstanding Common Shares and

All Outstanding American Depositary Shares

(each outstanding American Depositary Share representing one Common Share and evidenced by an American Depositary Receipt)

of

Gmarket Inc.

Pursuant to the Offer to Purchase

dated May 4, 2009

by

eBay KTA (UK) Ltd.

an indirect wholly-owned subsidiary of

eBay Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), NEW YORK CITY TIME, ON MONDAY, JUNE 1, 2009 (WHICH IS 1:00 P.M., SEOUL TIME, ON TUESDAY, JUNE 2, 2009), UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated May 4, 2009 (which, together with any amendments or supplements thereto, collectively constitute the “Offer to Purchase”), and the related Letters of Transmittal (which, together with any amendments or supplements thereto and the Offer to Purchase, collectively constitute the “Offer”) in connection with the offer by eBay KTA (UK) Ltd. (the “Offeror”), a company organized under the laws of the United Kingdom and an indirect wholly-owned subsidiary of eBay Inc., a Delaware corporation (“eBay”), to purchase for cash all outstanding common shares, par value KRW 100 per share (the “Common Shares”), and American Depositary Shares, each representing one Common Share and evidenced by an American Depositary Receipt issued by Citibank, N.A., as depositary (the “ADSs” and, together with the Common Shares, the “Company Securities”), of Gmarket Inc., a company organized under the laws of the Republic of Korea (the “Company”). The Offer is being made pursuant to the Share Allocation and Tender Offer Agreement, dated as of April 16, 2009, by and among the Offeror, eBay and the Company (as it may be amended from time to time, the “Share Allocation and Tender Offer Agreement”). We are the holder of record of the ADSs held for your account. A tender of such ADSs can be made only by us as the holder of record and pursuant to your instructions. The GREEN Letter of Transmittal for ADSs is furnished to you for your information and also may be used by you to establish that Korean income tax withholding would not apply, as further described herein.

Also enclosed is a letter to security holders of the Company from Mr. John E. Milburn, Director and Chairman of the Special Committee (as defined below) of the Board of Directors of the Company (the “Company Board”), together with a Solicitation/Recommendation Statement on Schedule 14D-9, dated May 4, 2009, which has been filed with the U.S. Securities and Exchange Commission and includes the unanimous recommendation of the Company Board that shareholders tender their Company Securities pursuant to the Offer.

We request instructions as to whether you wish us to tender any or all of the ADSs held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the GREEN Letter of Transmittal for ADSs.

Your attention is directed to the following:

1.	The offer price is U.S. $24.00 per Company Security (or any other price per share that is paid in the Offer), net to the seller in cash, without interest and less any required withholding taxes.

2.	The Offer is being made for all outstanding Company Securities.

3.	The Offer and withdrawal rights expire at 12:00 Midnight, New York City time (one minute after 11:59 p.m.), on Monday, June 1, 2009 (which is 1:00 p.m., Seoul time, on Tuesday, June 2, 2009) (the

“Expiration Date”), unless the Offer is extended pursuant to Section 1.2(d) of the Share Allocation and Tender Offer Agreement, in which event the term “Expiration Date” means the latest time at which the Offer, as so extended, will expire.

4.	The Offer is subject to certain conditions described in Section 16 of the Offer to Purchase.

5.	The Company Board and a special committee of independent directors of the Company Board (the “Special Committee”) that negotiated the Share Allocation and Tender Offer Agreement on behalf of the Company Board have unanimously determined that the Share Allocation and Tender Offer Agreement and the transactions contemplated thereby, including the Offer and the issuance and sale of newly issued Common Shares by the Company directly to the Offeror, are in the best interests of the Company and its shareholders. The Company Board, based upon the unanimous recommendation of the Special Committee, has unanimously approved the Share Allocation and Tender Offer Agreement and the transactions contemplated thereby and has unanimously recommended that holders of Company Securities tender their Company Securities in the Offer.

6.	Please note: Korean income tax withholding is applicable to this transaction if ADSs to be tendered were acquired through a conversion of Common Shares into ADSs. We will be asked to certify on your behalf when tendering your ADSs through The Depository Trust Company (“DTC”) that the ADSs were not acquired by a conversion of Common Shares into ADSs and that we have received a trade confirmation(s) or account statement evidencing the same. If we cannot make this certification on your behalf, you may still be able to avoid Korean income tax withholding if certain documentation, as set forth in Section 5 of the Offer to Purchase entitled “Material Tax Consequences to Security Holders,” is submitted to the ADS Depositary. If you elect to submit such documentation, the ADSs must be tendered through DTC and the GREEN Letter of Transmittal for ADSs must be physically submitted to the ADS Depositary, together with Korean residency and withholding tax documentation and the Voluntary Offering Instruction (VOI). If the certification is not made or such documentation is not submitted or is incomplete as determined by the Offeror, 11% of the aggregate Offer Price paid to a tendering holder of ADSs will be withheld.

7.	Any U.S. stock transfer taxes applicable to the sale of the Company Securities to the Offeror pursuant to the Offer will be paid by the Offeror, except as otherwise provided in the Instructions of the Letters of Transmittal.

If you wish to have us tender any or all of your ADSs, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your ADSs, all such ADSs will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Common Shares and ADSs in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for the ADSs purchased pursuant to the Offer will in all cases be made only after timely receipt by Citibank, N.A., as the ADS depositary for the Offer (the “ADS Depositary”) of (i) the American Depositary Receipts representing ADSs tendered or timely confirmation of the book-entry transfer of the ADSs into the account maintained by the ADS Depositary at DTC or, in the case of ADSs on the Direct Registration System of Citibank, N.A., as depositary (the “Depositary”), on the books of the Depositary, pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the GREEN Letter of Transmittal for ADSs, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message (as defined in Section 2 of the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the GREEN Letter of Transmittal. Accordingly, payment may not be made to all tendering security holders at the same time depending upon when certificates for or confirmations of book-entry transfer of ADSs into the ADS Depositary’s account at DTC are actually received by the ADS Depositary.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Common Shares and American Depositary Shares

of

Gmarket Inc.

by

eBay KTA (UK) Ltd.

an indirect wholly-owned subsidiary

of

eBay Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 4, 2009 (the “Offer to Purchase”), and the related GREEN Letter of Transmittal for ADSs (as defined below), in connection with the offer by eBay KTA (UK) Ltd., a company organized under the laws of the United Kingdom and an indirect wholly-owned subsidiary of eBay Inc., a Delaware corporation, to purchase for cash all outstanding common shares, par value KRW 100 per share (the “Common Shares”), and American Depositary Shares, each representing one Common Share and evidenced by an American Depositary Receipt issued by Citibank, N.A. (the “ADSs”), of Gmarket Inc., a company organized under the laws of the Republic of Korea.

This will instruct you to tender the number of ADSs indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related GREEN Letter of Transmittal for ADSs.

Number of ADSs to be Tendered(1)	SIGN HERE

ADSs

Name(s)	Signature(s)

Dated: , 2009

Name(s)

Address(es):

(Include Zip Code)

Area Code and Telephone No.:

Taxpayer Identification or Social Security No.:

(1)	Unless otherwise indicated, it will be assumed that all ADSs held for the undersigned’s account are to be tendered.

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